UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2024

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Class A common stock, par value $0.001 per share	MSTR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on March 18, 2024, MicroStrategy Incorporated (“MicroStrategy”) completed a private offering of convertible senior notes (the “Offering”). The Offering, which included a 0.875% coupon and an approximately 40% conversion premium over the U.S. composite volume weighted average price of MicroStrategy’s class A common stock from 9:30 a.m. through 4:00 p.m. Eastern Daylight Time on March 14, 2024, was well received in the marketplace and upsized to a total of $603.75 million in aggregate principal amount. This amount included the exercise by the initial purchasers of their option to purchase $78.75 million of additional notes. Net proceeds from the Offering to MicroStrategy totaled approximately $592.3 million.

On March 19, 2024, MicroStrategy announced that, during the period between March 11, 2024 and March 18, 2024, MicroStrategy acquired approximately 9,245 bitcoins for approximately $623.0 million in cash, using $592.3 million of proceeds from the Offering and $30.7 million of Excess Cash (defined in our annual report on Form 10-K for the fiscal year ended December 31, 2023), at an average price of approximately $67,382 per bitcoin, inclusive of fees and expenses.

As of March 18, 2024, MicroStrategy, together with its subsidiaries, held an aggregate of approximately 214,246 bitcoins, which were acquired at an aggregate purchase price of approximately $7.53 billion and an average purchase price of approximately $35,160 per bitcoin, inclusive of fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2024	MicroStrategy Incorporated (Registrant)

	By:	/s/ W. Ming Shao
	Name:	W. Ming Shao
	Title:	Senior Executive Vice President & General Counsel